	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
Financial Dynamics
Eric Boyriven/Alex Tramont
212-850-5600

ALAMO GROUP INC. ANNOUNCES 2006 THIRD QUARTER RESULTS

SEGUIN, Texas, November 1, 2006 -- Alamo Group Inc. (NYSE: ALG) today reported results for the third quarter and nine months ended September 30, 2006.

Net sales for the third quarter increased 20% to $114.7 million from $95.8 million for the same period last year.  Net income for the quarter was $3.1 million, or $0.31 per diluted share, compared to net income of $4.4 million, or $0.44 per diluted share in the 2005 third quarter.  Results of the 2006 third quarter included those of Gradall, which was acquired on February 3, 2006; VacAll, which was acquired on May 24, 2006; and, Nite-Hawk, which was acquired on July 14, 2006.  Excluding these recent acquisitions, net sales for the quarter were down 4% and net income was down 31% compared to the same period in 2005.  Due to the effect of new rules concerning stock option accounting, the 2006 third quarter included approximately one cent per diluted share after tax in additional expense related to stock options that was not present a year ago.

For the first nine months of 2006, net sales were $344.6 million, an increase of 21% compared with $285.5 million in the first nine months of 2005.  Net income for the nine month period in 2006 was $10.3 million, or $1.04 per diluted share, a 7% decrease from the prior year's net income of $11.2 million, or $1.13 per diluted share.  Without the contributions of the 2006 acquisitions and the 2005 acquisition of Spearhead, net sales were down 3% and net income decreased 32% compared to the same period in 2005. Additionally, the Company had expenses in the first nine months of 2006 relating to stock option accounting of approximately three cents per share diluted share after tax, which were not included in last year's results.

North American Industrial Division sales increased by 79% to $58.6 million in the third quarter of 2006 compared to $32.8 million in the third quarter of 2005.  The majority of this growth related to the acquisition of Gradall, as well as VacAll and Nite-Hawk, all of which are in Alamo's North American Industrial Division.  Excluding the acquisitions, sales for the quarter were $36.2 million, an increase of 11% compared to 2005, which reflects steadily improving conditions in this sector of our business.

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ALAMO GROUP INC. ANNOUNCES 2006 THIRD QUARTER RESULTS                     PAGE 2

Sales for Alamo's North American Agricultural Division were $25.8 million in the third quarter of 2006, a 23% decrease compared to the $33.7 million achieved in 2005.  Market conditions in this sector have been weaker than anticipated and the division results were further impacted by startup inefficiencies related to the consolidation of two of our major facilities earlier in the year.

Alamo Group's European Division sales in the third quarter of 2006 were $30.3 million, an increase of 3% over sales of $29.4 million in the same period of 2005.  This segment has benefited from increased export sales which helped to offset weakness in our major markets in England and France.

Alamo Group's President and Chief Executive Officer, Ron Robinson, commented, "Our third quarter results were weaker than we anticipated despite strong improvement in both sales and earnings in our North American Industrial Division, which came from both acquisitions and internal growth.  Offsetting these gains was continued weakness in our Agricultural sector which has affected us throughout 2006, though we are hopeful the recent declines in fuel prices will provide a boost to this market.  This Division was also impacted by restructuring actions undertaken earlier this year in combining our two major agricultural manufacturing plants in the U.S.  While the consolidation was largely complete in the second quarter of 2006, certain inefficiencies and startup issues, which we now believe are largely behind us, caused disruptions to production and negatively affected results for the quarter.  Additionally, the integration of our recent VacAll acquisition has experienced some similar difficulties in the quarter. We acquired this product line out of bankruptcy in May, 2006 and have relocated the production from leased facilities in Birmingham, Alabama to our Gradall facility in Ohio.  This process has gone slower and had more issues than anticipated. Despite the challenges, which are being resolved, we are pleased to have this as part of our group and believe they will be a solid contributor in 2007 and beyond."

 "With the exception of the VacAll situation all the other units in our North American Industrial Division are performing well and are benefiting from increased demand for the Company's products in this sector, which mainly serves governmental entities and related contractors."

"Our European Division exhibited modest growth in the quarter, despite weakness in the western European agricultural market.  Growth in export sales helped offset these conditions and should provide a platform for future growth, as we see developing opportunities in Eastern Europe and other non-traditional markets."

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ALAMO GROUP INC. ANNOUNCES 2006 THIRD QUARTER RESULTS                     PAGE 3

"It should also be noted that while our profit before tax was down $1.3 million year to date versus 2005, our interest expense was up $2.7 million in the same period as a result of increased borrowing for acquisitions and rates which are materially higher than last year."

Mr. Robinson concluded by saying, "This has been a busy year for Alamo Group.  The acquisitions and consolidations have caused a few more teething problems than we anticipated, but they are now starting to fall into place.  We feel our product offering and mix is stronger than it has ever been.  And, while we may fall short of some of our bottom line goals for 2006, we believe our earnings will be above last years and that we will end the year in a strong position which should offer excellent potential next year and beyond."

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor and truck mounted mowing and other vegetation maintenance equipment, excavators, street sweepers, vacuum trucks, agricultural implements, front-end loaders, backhoes and related after market parts and service.  The Company, founded in 1969, has over 2,225 employees and operates fourteen plants in North America and Europe as of September 2006.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results.  Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)

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ALAMO GROUP REPORTS 2006 THIRD QUARTER RESULTS

Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	09/30/06	09/30/05	09/30/06	09/30/05
North American
Industrial	$58,637	$32,782	$172,241	$97,723
Agricultural	25,780	33,671	82,631	98,134
European	30,321	29,355	89,702	89,624
Total Sales	114,738	95,808	344,574	285,481

Cost of sales	91,484	74,222	274,464	223,124
Gross margin	23,254	21,586	70,110	62,357
	20.3%	22.5%	20.3%	21.8%

Operating Expenses	17,415	14,626	50,247	44,127
Income from Operations	5,839	6,960	19,863	18,230
	5.1%	7.3%	5.8%	6.4%

Interest Expense	(1,812)	(840)	(5,010)	(2,332)
Interest Income	188	177	545	600
Other Income (Expense)	66	38	(102)	137

Income before income taxes	4,281	6,335	15,296	16,635
Provision for income taxes	1,215	1,951	4,949	5,468

Net Income	$3,066	$4,384	$10,347	$11,167

Net income per common share:
Basic	$0.31	$0.45	$1.06	$1.15

Diluted	$0.31	$0.44	$1.04	$1.13

Average common shares:
Basic	9,760	9,747	9,754	9,745

Diluted	9,930	9,892	9,922	9,910

Summary Balance Sheet Data

	09/30/06	12/31/05	09/30/05
Receivables	97,864	85,368	87,878
Inventories	122,116	77,013	81,056
Current Liabilities	69,200	48,930	52,816
Long Term Debt	83,622	30,912	39,178
Equity	177,990	163,476	165,202